Exhibit 10.16

Michael Seifert Chief Executive Officer 250 S. Australian Avenue, Suite 1300 West Palm Beach, FL 33401 C: +1 (314) 313-6523 E: michael@publicsq.com

November 14, 2023

VIA EMAIL ONLY TO: na@nickayers.com

Mr. Nick Ayers

Partner

C6 Creative Consulting, Inc.

3290 Northside Parkway, Suite 675

Atlanta, GA 30327

Reference:   Consulting Agreement

Dear Nick:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby C6 Creative Consulting, Inc., a Georgia corporation, through its employee, Nick Ayers (“C6,” or “you”), agrees to provide certain Services (as described below) to PSQ Holdings, Inc., a Delaware corporation, (the “Company”). (Company and C6 or you are referred to collectively as the “Parties,” and individually as a “Party”).

Reference is made to that certain EveryLife Inc. Consulting Agreement dated and effective June 14, 2023 between C6 and the Company’s wholly-owned subsidiary, EveryLife Inc. The Parties hereby agree that contemporaneously with the full execution of this Agreement, the EveryLife Inc. Consulting Agreement shall immediately and automatically be terminated pursuant to Section 9 of the EveryLife Inc. Consulting Agreement.

1. SERVICES. The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement. You shall provide to the Company, solely through your employee, Nick Ayers, the rendition of services to the Company as set forth in Schedule A hereto (the “Services”). The Company does not and shall not control or direct the manner or means by which Mr. Ayers performs the Services, including but not limited to the time and place he performs the Services. The Company shall provide Mr. Ayers with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services.

2. TERM. The term of this Agreement shall commence on November 1, 2023 and shall continue until the Services are completed, unless earlier terminated in accordance with 9 hereof (the “Term”).

3. COMPENSATION AND EXPENSES. As full consideration and compensation for the Services and the rights granted to the Company in this Agreement, the Company shall:

(a)	Pay you a fixed fee of $30,000 per month (the “Fees”).

(b)	Grant you 120,000 restricted stock units (“RSUs”) (the “Award”) of PSQ Holdings, Inc. (“PSQH”). The Award is subject to approval by the Company’s Board of Directors, and compliance with applicable securities laws (“Award Conditions”). The Award shall vest as to 100% of the shares of the continuing Company’s common stock underlying the Award according to the following vesting schedule: 25% immediately, 50% on May 3, 2024, and 25% on November 1, 2024 (the “Vesting Schedule”). In addition to the Award Conditions, the Award shall be subject to the terms and conditions of the Company’s 2023 Stock Incentive Plan, as amended and restated from time to time, and your executing a standard restricted stock unit agreement. No expiration or other termination of this Agreement shall result in the Award being clawed back, and your stock award shall be fully vested in accordance with the Vesting Schedule. You acknowledge that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.

PublicSq.com 250 S. Australian Avenue, Suite 1300 West Palm Beach, FL 33401

(c)	Reimburse you for any pre-approved travel or other costs or expenses incurred by you in connection with the performance of the Services.

It is understood by the Parties that compensation under this Agreement is addition to Mr. Ayers’s consideration as a director on the Company’s Board of Directors.

4. RELATIONSHIP OF THE PARTIES. You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. You will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5. INTELLECTUAL PROPERTY RIGHTS. All results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company. You acknowledge and agree that any and all Work Product that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed “work made for hire” for the Company and all copyrights therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute “work made for hire,” you hereby irrevocably assign to the Company and its successors and assigns, for no additional consideration, your entire right, title, and interest in and to such Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

PublicSq.com 250 S. Australian Avenue, Suite 1300 West Palm Beach, FL 33401

To the extent any copyrights are assigned under this Section 5, you hereby irrevocably waive in favor of the Company, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply. You shall make full and prompt written disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100, that constitute Work Product, whether or not such inventions or processes are patentable or protected as trade secrets. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that you may file during the Term or at any time thereafter will belong to the Company, and you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

Upon the reasonable request of the Company, during and after the Term, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be reasonably necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

Notwithstanding this Section 5, to the extent that any of your pre-existing materials are incorporated in or combined with any Deliverable or otherwise necessary for the use or exploitation of any Work Product, you hereby grant to the Company an irrevocable, worldwide, perpetual, royalty-free, non-exclusive license to use, publish, reproduce, perform, display, distribute, modify, prepare derivative works based upon, make, have made, sell, offer to sell, import, and otherwise exploit such preexisting materials and derivative works thereof. The Company may assign, transfer, and sublicense (through multiple tiers) such rights to others without your approval.

As between you and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company (“Company Materials”), and all Intellectual Property Rights therein. You have no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform your obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. You have no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

You shall require each of your employees and contractors to execute written agreements containing obligations of confidentiality and non-use and assignment of inventions and other work product consistent with the provisions of this Section 5 prior to such employee or contractor providing any Services under this Agreement.

PublicSq.com 250 S. Australian Avenue, Suite 1300 West Palm Beach, FL 33401

6. CONFIDENTIALITY. You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company including without limitation trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you access or develop in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. Confidential Information shall not include information that: (a) is or becomes generally available to the public other than through your breach of this Agreement; or (b) is communicated to you by a third party that had no confidentiality obligations with respect to such information.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to provide written notice of any such order to an authorized officer of the Company within 24 hours of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement: (a) you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal; and do not disclose the trade secret, except pursuant to court order.

7. REPRESENTATIONS AND WARRANTIES. You represent and warrant to the Company that:

(a) you have the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement;

(b) your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c) you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services, and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

PublicSq.com 250 S. Australian Avenue, Suite 1300 West Palm Beach, FL 33401

(d) you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;

(e) the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

(f) all Work Product is and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

The Company hereby represents and warrants to you that it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

8. INDEMNIFICATION. Each Party shall defend, indemnify, and hold harmless the other Party and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from: (a) bodily injury, death of any person, or damage to real or tangible personal property resulting from the other Party’s acts or omissions; or (b) the other Party’s breach of any representation, warranty, or obligation under this Agreement. Furthermore, the Company shall defend, indemnify, and hold harmless C6 and its affiliates and its officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, investigations, judgments, administrative actions, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from C6’s Services hereunder.

9. TERMINATION. You or the Company may terminate this Agreement without cause upon 30 days written notice to the other Party to this Agreement. In the event of termination pursuant to this clause, the Company shall pay you on a pro-rata basis any Fees then due and payable for any Sercices completed up to and including the date of such termination. No vested Award(s) shall be clawed back, and any unvested Award(s) will be forfeited. You or the Company may terminate this Agreement, effective immediately upon written notice to the other Party to this Agreement, if the other Party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other Party does not cure such breach within 30 calendar days after receipt of written notice of such breach. Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination: (a) deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for your use by the Company; (b) deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information; © permanently erase all of the Confidential Information from your computer systems; and (d) certify in writing the Company that you have complied with the requirements of this clause.

PublicSq.com 250 S. Australian Avenue, Suite 1300 West Palm Beach, FL 33401

10. OTHER BUSINESS ACTIVITIES. You agree that you are not, and during the Term of this Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term of this Agreement, you shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Agreement.

11. ASSIGNMENT. This Agreement is a personal services contract for Mr. Ayers’s Services, and, therefore, you may not assign your rights or transfer or delegate your duties or obligations hereunder without the prior written consent of the Company, which consent the Company is entitled to grant or refuse in its sole discretion. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

12. GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Florida (including its statutes of limitations and Florida’s choice of law statutes, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction but Florida to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State of Florida, County of Palm Beach. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

13. MISCELLANEOUS.

(a) This Agreement, together with any other documents incorporated herein by reference constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(b) This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each Party to this Agreement or, in the case of waiver, by the Party or Parties waiving compliance.

(c) If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d) This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

SIGNATURE PAGE FOLLOWS

PublicSq.com 250 S. Australian Avenue, Suite 1300 West Palm Beach, FL 33401

SIGNATURE PAGE

If this letter Agreement accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Sincerely yours,

PSQ HOLDINGS, INC.:

By:	/s/ Michael Seifert
Michael Seifert
Its:	Chief Executive Officer

ACCEPTED AND AGREED:

C6 CREATIVE CONSULTING, INC.:

By:	/s/ Nick Ayers
Nick Ayers
Its:	Chairman
Dated:	11/29/2023

PublicSq.com 250 S. Australian Avenue, Suite 1300 West Palm Beach, FL 33401

SCHEDULE A
SERVICES

1.	During the Term of this Agreement, Mr. Ayers shall devote substantial business time and attention to the performance of the Services duties hereunder and will not engage in other business that would conflict or interfere with the performance of such Services either directly or indirectly without the prior written consent of the Company’s Chief Executive Officer (“CEO”). Mr. Ayers shall render the Services faithfully and to the best of his ability to do so. As a director of the Board, Mr. Ayers agrees that he would recuse himself in any such consent approval or disapproval.

2.	Specific Services. My Ayers shall:

(a)	Lead Company efforts and initiatives to court, engage, and retain like-minded and values-aligned family offices and funds over calendar year 2024 with the goal of (i) bringing $15,000,000 to $20,000,000 of investment into the Company’s public equity, and/or (ii) gaining $20,000,000 of commitments for the Company’s next capital raise (expected to be in the fourth fiscal quarter of fiscal year 2024).

(b)	Continue serving as Executive Chair of EveryLife Inc., attending quarterly meetings, making media and church appearances as opportunities; it is understood that Mr. Ayers shall exercise his best efforts to actively seek to create, calendar, market, and publicize such appearances.

(c)	Lead the broader church outreach (with a goal of at least 50 churches formally partnered with PublicSq. over the next 12 months) on how to engage in the “public square” with the planning starting this fall (2023), and execution starting in the winter (2023-2024).

(d)	Assist, advice, and counsel the Company’s Chief Executive Officer as an accountability partner and advisor for executive leadership and high-level decision-making as it relates to Company operations, acquisitions, and overall Board strategy.

(e)	Fulfill the duties and responsibilities analogous to those of a “Chief Revenue Officer,” focused on generating $5,000 to $10,000,000 of additional revenue for the Company in 2024 that does not require either additional internal or external engineering resources, or extensive overhead (GPMs < 60% for example).

(f)	Attract and land large-scale partnerships with notable vendors to bring further legitimacy to the Company’s platform.

PublicSq.com 250 S. Australian Avenue, Suite 1300 West Palm Beach, FL 33401